UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2007

KLA-TENCOR CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (408) 875-3000

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective November 9, 2007, as previously disclosed in the Proxy Statement filed by KLA-Tencor Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 11, 2007, Jorge L. Titinger, the Company’s former Senior Vice President, Global Operations and Corporate Support Groups, ceased to be an employee of the Company. In connection with his cessation of employment, certain of his outstanding stock options to acquire shares of the Company’s common stock were amended in the manner discussed below.

(e) As previously disclosed, the Company has undergone an examination of its historical stock option practices by the Special Committee of the Company’s Board of Directors and, as a result, discovered that certain of the Company’s stock options, primarily those granted from July 1, 1997 to June 30, 2002, had been retroactively priced for all employees who received those grants. This means that the option exercise price was not the market price of the option shares on the actual grant date of the option, but instead was set at a lower market price on an earlier date. These retroactively priced options, to the extent they were not vested as of December 31, 2004, are likely to be subject to adverse taxation under Internal Revenue Code Section 409A unless the exercise price is increased to the lower of (i) the fair market value per share of the Company’s common stock on the actual grant date or (ii) the fair market value per share of the Company’s common stock on the date the Compensation Committee of the Company’s Board of Directors approved the increased exercise price. Jeffrey L. Hall and Mr. Titinger each currently hold retroactively priced options which were granted to them prior to their becoming executive officers of the Company. However, each of them was such an executive officer at the time the Company commenced the offer to its employees to amend or replace certain retroactively priced stock options in its Schedule TO filed with the SEC on February 27, 2007 (the “409A Tender Offer”). As a result, they were not eligible to participate in the 409A Tender Offer, and the requisite changes under Section 409A to their stock options must be effected by December 31, 2007.

Accordingly, on November 6, 2007, the Compensation Committee of the Company’s Board of Directors approved a Stock Option Amendment and Special Bonus Agreement (an “Agreement”) with each of Messrs. Hall and Titinger, in substantially the form of the agreement attached as Exhibit 99.1. The terms of the Agreements, which were both executed on November 8, 2007, are the same as those in effect for the Company’s employees who participated in the 409A Tender Offer and increased the exercise prices of their Section 409A-covered options in accordance with the formula described above.

Mr. Hall, Senior Vice President and Chief Financial Officer of the Company, is currently an executive officer of the Company. Mr. Titinger does not have executive officer status at present. The specific increases to the retroactively priced options held by Messrs. Hall and Titinger pursuant to the Agreements are summarized as follows:

Name	Grant Date	Number of Affected Option Shares	Prior Exercise Price	Increased Exercise Price	Total Increase in Exercise Price
Jeffrey L. Hall	07/10/01	1,521	$46.67	$50.51	$5,840.64
	07/10/01	1,046	$46.67	$50.51	$4,016.64
	07/10/01	625	$46.67	$50.51	$2,400.00
	10/02/01	1,700	$29.31	$40.86	$19,635.00
	10/02/01	7,700	$29.31	$45.25	$122,738.00
	11/08/02	1,896	$37.05	$37.43	$720.48

Aggregate Increase in Exercise Prices:					$155,350.76
Jorge L. Titinger	9/16/04	13,000	$39.34	$39.89	$7,150.00
	9/16/04	6,500	$39.34	$39.89	$3,575.00

Aggregate Increase in Exercise Prices:					$10,725.00

Except for the increases to the exercise prices per share for the options described above, no other terms or provisions of the original option agreements for those options have been modified.

As part of their Agreements, Messrs. Hall and Titinger will each receive a special cash bonus from the Company equal to the aggregate increase in the exercise prices for their Section 409A-covered options, as that aggregate increase is indicated above for each of them. The payment will be made in January 2008, subject to the Company’s collection of all applicable withholding taxes.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 7, 2007, the Company’s Board of Directors adopted resolutions amending and restating the Bylaws of the Company, effective immediately. In addition to various typographical corrections and chronological updates, substantive amendments were made to the following provisions: (a) Article I, Sections 3 and 8; Article II, Sections 5 and 8; Article III, Section 2; and Article VI, Sections 1 and 2 were each amended to make clear that various actions may be taken via electronic transmission (such as electronic mail) and to provide the procedural requirements applicable to actions so taken; (b) Article IV, Sections 1, 5 and 9 were amended to clarify the process for appointing and removing certain officers of the Company and to eliminate Board service requirements for any corporate officers; (c) Article IV, Sections 2, 3 and 4 were amended to clarify the duties of certain officers of the Company; and (d) Article V, Sections 1 and 2 were amended to specify the Company’s ability to issue uncertificated shares.

Item 8.01	Other Events.

On November 8, 2007, the Company issued a news release that the Company’s Board of Directors had declared a cash dividend of $0.15 per share on its common stock. Such dividend shall be payable on December 3, 2007 to stockholders of record as of the close of business on November 19, 2007.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

3.1	Amended and Restated Bylaws of KLA-Tencor Corporation

99.1	Form of Stock Option Amendment and Special Bonus Agreement

99.2	Text of news release issued by KLA-Tencor Corporation dated November 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date:	November 13, 2007	By:	/s/ JEFFREY L. HALL
		Name:	Jeffrey L. Hall
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Bylaws of KLA-Tencor Corporation

99.1	Form of Stock Option Amendment and Special Bonus Agreement

99.2	Text of news release issued by KLA-Tencor Corporation dated November 8, 2007